EXHIBIT 10.1
                                                                    ------------

                                                                  EXECUTION COPY





                                CREDIT AGREEMENT
                           Dated as of April 16, 2007


                                     between



                               HARSCO CORPORATION,
                                   as Borrower


                                       and



                  THE ROYAL BANK OF SCOTLAND FINANCE (IRELAND),
                                    as Lender

                                CREDIT AGREEMENT
                           DATED AS OF APRIL 16, 2007


     CREDIT AGREEMENT dated as of April 16, 2007 between HARSCO CORPORATION, a Delaware corporation (the "BORROWER"), and THE ROYAL BANK OF SCOTLAND FINANCE (IRELAND) ("RBSFI").

     Capitalized terms not otherwise defined in this Agreement shall have the same meanings as specified therefor in the Five-Year Credit Agreement dated as of November 23, 2005 (as in effect on the date hereof, the "EXISTING CREDIT AGREEMENT") among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for such lenders.


     Section 1. Definitions. The following terms shall have the meanings set forth in this Section 1:

     "Advance" means a Borrowing bearing interest at a rate determined by reference to the LIBO Rate. All Advances must bear interest at a rate determined by reference to the LIBO Rate.

     "Alternative Currency" means each of Euro and Sterling.

     "Alternative Currency Equivalent" means, with respect to any amount of Dollars on any date in relation to any specified Alternative Currency, the amount of such specified Alternative Currency that may be purchased with such amount of Dollars at the Spot Exchange Rate with respect to Dollars on such date.

     "Alternative Currency Advance" shall mean any Advance denominated in any Alternative Currency.

     "Availability Period" shall mean the period from the date of this Agreement through June 8,2007 .

     "Base Rate" shall mean, for any day, a rate per annum equal to the rate of interest from time to time announced by the RBSFI as its base rate for such day as quoted on Reuters screen USDRBSLCONT. Each change in any interest rate provided for herein which is based upon the Base Rate resulting from a change in the Base Rate shall take effect at the time of such change in the Base Rate.

     "Business Day" shall mean any day (other than a day which is Saturday, Sunday or a legal holiday in the State of New York or Dublin, Ireland) on which banks are open for business in New York City or in Dublin, Ireland; provided, however, that (a)the term "Business Day" shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market, and (b) when used in connection with an Advance denominated in Euro, the term "Business Day" shall also exclude any day which is not a TARGET Day.

     "Conversion" or "Convert" shall mean a conversion of all or part of the Loan from one Type of Loan into a Loan of another Type pursuant to Section 2(m) hereof (including any such conversion made as a result of the operation of any other provision hereof).

     "Denomination Date" shall mean, in relation to any Alternative Currency Advance, the date that is three Business Days before the date such Borrowing is made.

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     "Interest Rate Determination Date" means with respect to any Interest
Period (i) if the currency is Dollars or Sterling, the first day of the Interest Period and (ii) if the currency is Euro, the date that is two TARGET Days before the first day of the Interest Period, unless in any such case, market practice differs in the relevant interbank market for a currency (other than Dollars) in which case the Interest Rate Determination Date for the currency will be determined by RBSFI in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the Interest Rate Determination Date will be the last of those days.)

     "LIBO Rate" shall have the meaning ascribed thereto in the Existing Credit Agreement but shall be determined as of the Interest Rate Determination Date.

     "Spot Exchange Rate" shall mean, on any day, (a) with respect to any Alternative Currency, the spot rate at which Dollars are offered on such day by RBSFI in London for such Alternative Currency at approximately 11:00 a.m. (London time), and (b) with respect to Dollars in relation to any specified Alternative Currency, the spot rate at which such specified Alternative Currency is offered on such day by RBSFI in London for Dollars at approximately 11:00 a.m. (London time). For purposes of determining the Spot Exchange Rate in connection with an Alternative Currency Advance,such Spot Exchange Rate shall be determined as of the Denomination Date for such Borrowing with respect to transactions in the applicable Alternative Currency that will settle on the date of such Advance.

     "TARGET Day" means any day on which the Trans-European Real-time Gross Settlement Express transfer payment system is open for settlement of payments in Euro.

     SECTION 2. The Advance. (a) RBSFI hereby agrees, on the terms and conditions hereinafter set forth, to make a single Advance in Dollars or in one or more Alternative Currencies to the Borrower on any Business Day during the Availability Period (as herein defined) in an aggregate principal amount at any time outstanding not to exceed $125,000,000 Dollars or the Alternative Currency Equivalent thereof (the "FACILITY"). The Borrower may request only one Advance under the Facility. The Borrower may request that portions of the Advance be made in Dollars or in any Alternative Currency. Amounts borrowed and repaid or prepaid may not be reborrowed. Amounts must be repaid in the currency in which they were borrowed.

     (b) The Borrower may request the Advance (in an amount equal to the Facility) by giving a written notice of borrowing (a "NOTICE OF Borrowing") to RBSFI not later than 3:00 P.M. (London time) on the third Business Day prior to the Interest Rate Determination Date, which Notice of Borrowing shall be irrevocable and shall in each case specify (i) the date of such Advance (which shall be a Business Day), (ii) the currency of such Advance and (iii) the Interest Period with respect thereto. If no Interest Period with respect to any Advance is specified, then the Borrower shall be deemed to have selected an Interest Period of one month's duration which interest period may not end after the Termination Date. Upon fulfillment of the applicable conditions set forth herein RBSFI will make the Advance available to the Borrower on the proposed date thereof by wire transfer to the account specified by the Borrower in the Notice of Borrowing in immediately available funds by 3:00 P.M. (London time). The Notice of Borrowing may be delivered by telephone if promptly confirmed in writing.

     (c) So long as no Default or Event of Default shall have occurred and be continuing, the Borrower shall have the option upon the expiration of any Interest Period applicable to the Advance to continue all of the Advance or a portion of the Advance in an amount equal to (i) in the case of any Dollar denominated portion of the Advance, $5,000,000 and integral multiples of $5,000,000 in excess of

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that amount, (ii) in the case of any Sterling denominated portion of the Advance
(pound)5,000,000 and integral multiples of (pound)5,000,000 in excess thereof and (iii) in the case of Euro denominated portion of the Advance,
(euro)5,000,000 and integral multiples of (euro)5,000,000 in excess thereof. The Borrower shall deliver a notice of continuation to RBSFI no later than 3:00 P.M. (London time) on the third Business Day prior to the Interest Rate Determination Date for such continuation. A notice for continuation of any Advance shall be irrevocable on and after the related Interest Rate Determination Date.

     (d) The Facility shall be automatically terminated and the Borrower shall repay to RBSFI the aggregate principal amount of the Advance, together with accrued and unpaid interest thereon, on the date (the "TERMINATION DATE") which is the earliest of (i) December 31, 2007, (ii) the date of the termination of the Facility in full pursuant to Section 2(e) hereof, (iii) the date on which RBSFI shall have terminated its commitment hereunder and declared the Advance forthwith due and payable during the continuance of an Event of Default pursuant to Article VII of the Existing Credit Agreement as incorporated by reference (and with respect to an Event of Default under paragraph (g) or (h) of Article VII of the Existing Credit Agreement , the Facility shall automatically terminate and the Advance shall automatically become due and payable without notice) , and (iv) the date on which RBSFI shall have terminated its commitment hereunder and declared the Advance forthwith due and payable upon the termination of the Existing Credit Agreement. Upon the issuance by the Borrower or any of its Subsidiaries of (A) any equity security in the capital markets or
(B) any debt security in the capital markets with a maturity in excess of one year , the Facility shall automatically permanently reduce by an amount equal to the cash proceeds (net of the out-of-pocket fees, costs and other expenses incurred by the Borrower or such subsidiary in connection with such issuance, including, without limitation, all legal fees, brokerage fees, consulting fees, accounting fees, underwriting discounts and commissions and other customary fees, costs and expenses) actually received by the Borrower or Subsidiary from any such issuance on the tenth Business Day after the date of such receipt. Notwithstanding the foregoing, any proceeds received from clauses (A) or (B) of the immediately preceding sentence will be applied in the following order:

     First, to reduce the facility under the 364-Day Credit Agreement dated December 23, 2005, as amended among the Borrower, The Royal Bank of Scotland plc and Citicorp North America, Inc.,

     Second, to reduce the facility under the Credit Agreement dated the date hereof between the Borrower and The Royal Bank of Scotland plc, and

     Third, to reduce the Facility hereunder.

     (e) The Borrower may, upon at least 30 Business Days' irrevocable notice to RBSFI, terminate in whole or reduce in part the Facility, provided, however, that each partial reduction of the Facility shall be (i) in the case of any Dollar denominated portion of the Advance, an integral multiple of $25,000,000 and in a minimum principal amount of $25,000,000, (ii) in the case of any Sterling denominated portion of the Advance, an integral multiple of (pound)25,000,000 and in a minimum principal amount of (pound)25,000,000, and
(iii) in the case of any Euro denominated portion of the Advance, an integral multiple of (euro)25,000,000 and in a minimum principal amount of
(euro)25,000,000.

     (f) Upon irrevocable notice given to RBSFI not later than 3:00 P.M. (London time) on the thirtieth Business Day prior to the date of prepayment stating the proposed date and aggregate principal amount of the prepayment which shall be
(i) in the case of any Dollar denominated portion of the Advance being prepaid, an integral multiple of $25,000,000 and in a minimum principal amount of

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$25,000,000, (ii) in the case of any Sterling denominated portion of the Advance being prepaid, an integral multiple of (pound)25,000,000 and in a principal amount of (pound)25,000,000, and (iii) in the case of any Euro denominated portion of the Advance being prepaid, an integral multiple of (euro)25,000,000 and in a minimum principal amount of (euro)25,000,000 the Borrower may prepay the aggregate principal amount of the Advance specified in such notice. All notices of prepayment may be given by telephone if promptly confirmed in writing. All prepayments under this Section 2(f) shall be made together with (i) accrued and unpaid interest to the date of such prepayment on the principal amount so prepaid and (ii) in the case of any such prepayment on a date other than the last day of an Interest Period therefor, any amounts owing pursuant to
Section 2.15 of the Existing Credit Agreement as incorporated herein by reference.

     (g) The Borrower shall pay interest on the unpaid principal amount of the Advance from the date of such Advance until the principal amount thereof is paid in full on the dates for payment specified for Borrowings of the same Type under the Existing Credit Agreement at a rate per annum equal to the sum of the LIBO Rate in effect for the applicable Interest Period plus the Applicable Margin (as defined below). For purposes of this Section 2(g), the term "APPLICABLE MARGIN" is 0.20% . Interest payable pursuant to this section shall be computed (i) in the case of Advances denominated in Sterling on the basis of a 365-day or 366 day year, and (ii) in the case of other Advances , on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. As soon as practicable after 12:00 P.M. (London time) on each Interest Rate Determination Date, RBSFI shall determine (which determination shall absent manifest error, be final, conclusive and binding on all parties) the interest rate that shall apply to an Advance for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof to the Borrower.

     On the Effective Date, as hereinafter defined, the Borrower shall pay RBSFI a non refundable upfront fee of 0.05% of the Facility in immediately available funds ("Upfront Fee").

     (h) RBSFI shall calculate on the last Business Day of each month the Dollar Equivalent of the Advance. If after giving effect to such calculation and solely as a result of changes in the Spot Exchange Rate, the Advance shall exceed an amount equal to 103% of the aggregate amount of the Facility then in effect, then the Borrower shall, in each case, immediately prepay the amount of such excess.

     (i) The Borrower shall make each payment hereunder, irrespective of any right of counterclaim or setoff, not later than 3:00 P.M. (London time) on the day when due in the currency borrowed and in same day funds to RBSFI at the respective account of RBSFI most recently specified in writing to the Borrower by RBSFI, with payments received by RBSFI after 3:00 P.M. (London time) on any such day being deemed to have been received on the next succeeding Business Day.

     (j) If the Borrower shall default in the payment of the principal of or interest on the Advance or any other amount becoming due hereunder, whether by scheduled maturity, notice of prepayment, acceleration or otherwise, the Borrower shall on demand from time to time from RBSFI pay interest, to the extent permitted by law, on such defaulted amount up to (but not including) the date of actual payment at a rate per annum in the case of the Advance equal to the rate of interest otherwise applicable plus 2% per annum and after the expiration of an Interest Period for an Advance and in the case of other overdue amounts at a rate of interest applicable to an Interest Period selected by RBSFI not exceeding three months plus 2% per annum.

     (k) The proceeds of the Advance shall be available for general corporate purposes of the

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Borrower and its Subsidiaries, including acquisition financing.

     (l) Section 2.21 of the Existing Credit Agreement is expressly not incorporated by reference into this Agreement and the parties hereto agree that the Facility is available only to the Borrower.

     (m) Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for the Lender to make or maintain LIBO Rate, the Lender shall forthwith give notice of such circumstances to the Borrower and thereupon (a) the commitment of the Lender to make LIBO Rate or Convert any portion of the Loan to a LIBO Rate shall forthwith be suspended, and (b) any portion of the Loan then outstanding as LIBO Rate, if any, shall be Converted automatically to Base Rate on the last day of each Interest Period applicable to each such LIBO Rate or within such earlier period as may be required by law. Notwithstanding anything contained in this Section 2 to the contrary, in the event that the Lender is unable to make or maintain a LIBO Rate as set forth in this Section 2, the Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternative LIBO Rate lending office so as to avoid such inability.

     SECTION 3. Conditions Precedent to Effectiveness. This Agreement shall become effective on the first date (the "EFFECTIVE DATE") which shall not be later than April 16, 2007 on which all of the conditions precedent to the closing date under Section 4.01(a), (b)(i), (c) and (d) of the Existing Credit Agreement shall have been satisfied with respect to this Agreement as if such conditions precedent were set forth in full herein (with appropriate modifications to refer to RBSFI, as the lender, the Facility and this Agreement) and the Borrower shall have paid RBSFI the Upfront Fee . The parties agree that
Section 4.01(b)(ii) of the Existing Credit Agreement shall not be applicable to this Agreement.

     SECTION 4. Conditions Precedent to the Advance. The obligation of RBSFI to make the Advance is subject to the satisfaction of the following conditions:

     (a) RBSFI shall have received a Notice of Borrowing;

     (b) The representations and warranties set forth in Article III of the Existing Credit Agreement as incorporated herein by reference shall be true and correct in all material respects on and as of the date of such Advance with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date; provided, however, that no representation as to either (i) the absence of any Material Adverse Change in the financial condition of the Borrower, as provided in the last sentence of Section 3.02 of the Existing Credit Agreement as incorporated herein by reference, or (ii) the absence of any pending or threatened legal or arbitral proceedings, or any proceedings by or before any Governmental Authority, that could have a Material Adverse Effect on the Borrower, as provided in Section 3.03 of the Existing Credit Agreement as incorporated herein by reference, shall be required as a condition to continuance of any Advance following the date of the Advance.

     (c) The Borrower shall be in compliance with all the terms and provisions set forth herein on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default or Default shall have occurred and be continuing.

     The Advance shall be deemed to constitute a representation and warranty by the Borrower on the date of the Advance as to the matters specified in paragraphs (b) and (c) of this Section 4.

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     SECTION 5. Incorporation by Reference. (a) All of the terms and conditions of the Existing Credit Agreement (including, without limitation, all conditions, representations and warranties, covenants, events of default, increased costs, taxes, capital adequacy and assignment provisions, and all defined terms used therein and exhibits and schedules to the Existing Credit Agreement referred to therein) that are not otherwise fully and expressly set forth in this Agreement are specifically incorporated herein by reference with the same force and effect as if the same were set out in this Agreement in full; provided, however, that Sections 2.01 through 2.05, inclusive, Sections 2.07(a), 2.08(b), 2.08(c), 2.09,
2.11, 2.12, 2.21 and 2.22, Articles VIII and IX, and Sections 10.01, 10.02,
10.03, 10.05, 10.07, 10.8 and 10.14 are expressly not incorporated by reference herein. Except as otherwise provided herein, all references in such incorporated provisions to the "Administrative Agent", "JPMorgan Chase Bank, N.A.", a "Lender", the "Lenders" or the "Required Lenders" or words of similar import or to "this Agreement", "hereof", "hereto" or "hereunder" or words of similar import or to any "Loan Document", "thereof", "thereto" or "thereunder" or words of similar import shall, without further reference, mean and refer to RBSFI under this Agreement and to this Agreement, respectively; all references in such incorporated provisions to the "Company" or a "Borrower" shall, without further reference, mean and refer to the Borrower hereunder; all references in such incorporated provisions to a "Loan" or the "Loans" (or to a Type of "Loan" under the Existing Credit Agreement) or a "Borrowing" or the "Borrowings" or words of similar import shall, without further reference, mean and refer to an Advance hereunder; all references in such incorporated provisions to a "Commitment" or the "Total Commitments" shall, without further reference, mean and refer to the Facility hereunder; and all references in such incorporated provisions to the "Maturity Date" shall, without further reference, mean and refer to the Termination Date hereunder. Similarly, to the extent any word or phrase is defined in this Agreement, any such word or phrase appearing in provisions so incorporated by reference from the Existing Credit Agreement shall have the meaning given to it in this Agreement. The incorporation by reference into this Agreement of the terms and conditions of the Existing Credit Agreement is for convenience only, and this Agreement and the Existing Credit Agreement shall at all times be, and be deemed to be and treated as, separate and distinct loan obligations. The incorporation by reference into this Agreement of the terms and conditions of the Existing Credit Agreement shall not be affected or impaired by any subsequent expiration or termination of the Existing Credit Agreement.

     (b) The Borrower hereby agrees to amend and restate this Agreement at the request of RBSFI to set forth in full the provisions incorporated by reference herein from the Existing Credit Agreement and to modify the terms and provisions of this Agreement as appropriate to provide for the inclusion of additional lenders upon any assignment or proposed assignment by RBSFI of its rights and obligations hereunder effected in accordance with Section 6(h). In addition, the Borrower hereby agrees to notify RBSFI promptly and in any event within three Business Days of any amendment, supplement or other modification to the Existing Credit Agreement and, at the request of RBSFI, to enter into any amendment or supplement to this Agreement proposed by RBSFI to incorporate comparable amendments, supplements or other modifications to this Agreement.

     SECTION 6. Miscellaneous. (a) No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower herefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and RBSFI, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     (b) All notices and other communications provided for hereunder (except as specified in Section 2(b)) shall be in writing (including telecopier, telegraphic or telex) and mailed, telecopied,

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telegraphed or delivered, if to the Borrower, at its address at P.O. Box 8888,
Camp Hill, Pennsylvania 17001-8888, Attention of Salvatore D. Fazzolari (Telecopy No. 717-763-6402) with a copy to Mark E. Kimmel (Telecopy No. 717-763-6402; and if to RBSFI, at its address at Ulster Bank Group, George's Quay, Dublin 1, Ireland, Attention Ms. Deirdre Hammond, Loans Administration (Telecopy No. 35316084199) and 3rd Floor, Ulster Bank Group, George's Quay, Dublin 1, Ireland Attention: Mr. Muiris O'Dwyer, Head of Origination (Telecopy No. 35316431672); or, as to each party, at such other address as shall be designated by such party in a written notice to the other party. All such notices and communications shall, when mailed, telecopied or telegraphed, be effective when deposited in the mails, telecopied or delivered to the telegraph company, respectively, except that notices to RBSFI pursuant to the provisions of Section 1, 2 or 3 shall not be effective until received by RBSFI.

     (c) No failure on the part of RBSFI to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

     (d) The Borrower hereby agrees to pay on demand all reasonable out-of-pocket costs and expenses of RBSFI in connection with the preparation, execution, delivery, administration, modification, amendment and enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and any other instruments or documents to be delivered in connection herewith, including, without limitation, the reasonable fees and disbursements of counsel for RBSFI with respect thereto and with respect to advising RBSFI as to its rights and responsibilities under this Agreement and such other agreements and documents.

     (e) The Borrower agrees to indemnify and hold harmless RBSFI and each of its respective affiliates and its officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advance or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Liability relating in any way to the Borrower or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this
Section 6(e) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower also agrees not to assert any claim for special, indirect, consequential or punitive damages against any Indemnified Party on any theory of liability, arising out of or otherwise relating to this Agreement, any of the transactions contemplated herein or the use of the proceeds of the Advance.

     (f) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in Sections 6(d) and (e) shall survive the payment in full of principal, interest and all other amounts payable hereunder.

     (g) This Agreement shall be binding upon and inure to the benefit of the Borrower,

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RBSFI and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of RBSFI.

     (h) RBSFI may assign to one or more persons reasonably satisfactory to the Borrower all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of the Facility and the Advance owing to it) on the same terms and subject to the same conditions as are set forth for assignments by lenders under the Existing Credit Agreement. In connection with any such assignment, the Borrower agrees to execute and deliver such documentation as RBSFI or any such permitted assignee may reasonably request to evidence such assignment and the rights and obligations of such assignee hereunder. Notwithstanding the foregoing, RBSFI may assign to its affiliates and subsidiaries all or a portion of its rights and obligations under this Agreement without obtaining the Borrower `s consent.

     (i) This Agreement may be executed in separate counterparts by the parties hereto, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of an originally executed counterpart of this Agreement.

     (j) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.











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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                    HARSCO CORPORATION

                                    By /s/ Salvatore D. Fazzolari
                                       -----------------------------------------
                                       Name: Salvatore D. Fazzolari
                                       Title: President, Chief Financial Officer
                                       and Treasurer


                                    THE ROYAL BANK OF SCOTLAND FINANCE (IRELAND)

                                    By /s/ Gerard Pendergast
                                       -----------------------------------------
                                       Name: Gerard Pendergast
                                       Title: Director

                                    By /s/ Len O'Connell
                                       -----------------------------------------
                                       Name: Len O'Connell
                                       Title: Senior Manager